Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 2, 2024

Protara Therapeutics, Inc.,

345 Park Avenue South, Third Floor,

New York, New York 10010.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 21,686,760 shares (the “Securities”) of Common Stock, par value $0.001 per share (the “Common Stock”), of Protara Therapeutics, Inc., a Delaware corporation (the “Company”), consisting of (i) 9,143,380 shares of Common Stock (the “Initial Shares”) issued pursuant to the Subscription Agreement, dated as of April 5, 2024, by and among the Company and the purchasers listed on the signature pages thereof, (ii) 1,700,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants dated April 10, 2024 (the “Pre-Funded Warrants”), and (iii) 10,843,380 shares of Common Stock (the “Common Warrant Shares”) issuable upon the exercise of warrants dated April 10, 2024 (the “Common Warrants”), in each case, held by the selling stockholders identified in the prospectus relating to the Securities (the “Prospectus”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that:

(1) The Initial Shares have been validly issued and are fully paid and nonassessable.

(2) When the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and the Pre-Funded Warrant Shares have been duly issued and paid for upon the exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued, fully paid and nonassessable.

(3) When the Registration Statement has become effective under the Act and the Common Warrant Shares have been duly issued and paid for upon the exercise of the Common Warrants in accordance with the terms of the Common Warrants, the Common Warrant Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP